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AMETEK ACQUIRES DRAKE AIR
Acquisition Further Expands Presence in Aerospace Aftermarket

Paoli, PA, February 21, 2008 — AMETEK, Inc. (NYSE: AME) today announced the acquisition of Drake Air, a Tulsa, OK-based provider of heat-transfer repair services to the commercial aerospace industry. The privately held Drake Air has expected annual sales of $15 million.

“The acquisition of Drake Air represents a further expansion of AMETEK’s growing presence in the global aerospace maintenance, repair and overhaul services (MRO) industry. This acquisition, coupled with AMETEK’s recent acquisitions of Umeco Repair and Overhaul, Southern Aeroparts and B&S Aircraft Parts expands our global MRO platform,” notes AMETEK Chairman and Chief Executive Officer Frank Hermance.

“Drake Air extends our MRO capabilities to the thermal management segment of the aerospace market by providing FAA-approved repair services for these products. Drake Air complements our line of Hughes-Treitler heat exchangers and thermal management subsystems, providing new growth opportunities,” adds Mr. Hermance.

Drake Air joins AMETEK’s global MRO network as a unit of AMETEK Aerospace & Defense. Along with MRO services, AMETEK Aerospace & Defense is a leading supplier of engine and aircraft monitoring systems, power generation and distribution systems, data acquisition units, fuel and fluid measurement systems, engine and airframe sensors, cables, harness assemblies, avionics blowers, fans, and heat transfer and cooling systems.

AMETEK Aerospace & Defense is a division of AMETEK, Inc. (NYSE: AME), a leading global manufacturer of electronic instruments and electromechanical devices with 2007 sales of more than $2.1 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2007 sales of more than $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

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AMETEK ACQUIRES DRAKE AIR

Forward-looking Information
Statements in this news release relating to future events such as AMETEK’s expected business and financial performance are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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